Exhibit 99.1

ATS Corporation to Acquire Number Six Software, Inc.

Expands Client Base and Suite of Service Offerings

Transaction to be Accretive

MCLEAN, VA – (BUSINESSWIRE) — October 15, 2007. ATS Corporation (“ATSC”) (OTCBB:ATCT), a leading information technology company that delivers innovative technology solutions to federal, state, and local government organizations, today announced the signing of a definitive agreement to acquire Number Six Software, Inc. (“Number Six”), a provider of application development and information technology consulting to both government and commercial customers.  This acquisition supports ATSC’s strategic growth plan to broaden its information technology services expertise and add new customers in each of ATSC’s target sectors.   Closing of the transaction is subject to customary conditions, including approval by the stockholders of Number Six, and is anticipated within the next thirty days.

Number Six, a privately-held company headquartered in Vienna, Virginia, employs approximately 175 professionals supporting customers in both civilian and defense-related federal agencies, as well as in the commercial sector.  With this transaction, ATSC will continue to serve a similar balanced mix of civilian, defense, public safety and commercial customers by adding clients in each sector.

ATSC expects Number Six to generate annual revenues of approximately $33 million in 2007 with EBITDA (earnings before interest, taxes, depreciation and amortization) unadjusted for potential synergies of approximately $3.6 million. EBITDA is not a recognized term under US generally accepted accounting principles and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity.

Further, ATSC expects approximately 15% in revenue growth for Number Six in 2008, with $1.5 to $2.0 million in potential EBITDA growth and synergies over the next 12 to 18 months through a combination with ATSC operations.  As a result, ATSC expects the transaction to be accretive to earnings in 2008.

ATSC Chairman, President and Chief Executive Officer, Dr. Edward Bersoff, stated, “Number Six represents a significant opportunity to expand both our client roster and service offerings in both government and commercial markets.  This transaction also represents an important opportunity to increase our scale and establish a strong platform for growth in 2008 and beyond.  We look forward to the continuing successes and contributions of Number Six’s strong management team.”

Number Six’s Chief Operating Officer, Mike Bonamassa commented, “We are excited to become a part of ATSC and believe that the combined strength of the two companies with very complementary service offerings will create many immediate and long-term benefits to both our customers and employees.”

Under the terms of the definitive agreement, ATSC will acquire Number Six for a purchase price of approximately $36 million, including approximately $3 million in the form of ATSC common stock valued at the average price over the 15 day period before the closing of the transaction and promissory notes and deferred payments totaling $6 million.  The cash component of the purchase price is offset in part by negotiated items expected to benefit ATSC and reduce the net cash outlay associated with the transaction.

Agility Advisors acted as financial advisor to Number Six.

About Number Six Software, Inc.

Number Six delivers information technology governance, software process improvement and custom application development to both commercial and government customers.  Headquartered in Vienna, Virginia with six satellite offices in the southeast and mid-western United States, the Company brings together the teams, methods and processes necessary to resolve risk, define requirements and manage assets throughout the system lifecycle.  Additional information about Number Six can be found at www.numbersix.com.

About ATS Corporation

ATSC operates through its subsidiaries, ATS, Reliable Integration Services, Potomac Management Group, Inc. (“PMG”), and Appix, Inc. (“Appix”).

ATSC is a leading provider of systems integration and application development, IT infrastructure management and strategic consulting services to U.S. federal and state and local government agencies, financial institutions and government sponsored enterprises. Since its founding in 1978, ATS has been recognized for its custom software development and software integration capabilities and its deep domain expertise in federal government financial, human resource and data management systems. ATS has built and implemented over 100 mission-critical systems for clients.

Any statements in this press release about future expectations, plans, and prospects for ATSC and Number Six, including statements about estimated revenues, EBITDA and cost synergies, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  In particular, this press release contains forward-looking statements about our planned acquisition of Number Six, including the timing and likelihood of closing the transaction and expected 2007 results for Number Six.  Actual results of the above-described transaction and Number Six may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the following: the satisfaction of the closing conditions to the definitive agreement; the length of time required to complete, and the actual results of, remaining due diligence activities by the parties to the agreement; our ability to successfully integrate the acquired business; our dependence on our contracts with federal government agencies for the majority of our revenue; our dependence on our GSA schedule contracts; our position as a prime contractor on government-wide acquisition contracts to grow our business; and other factors discussed from time to time in our filings with the Securities and Exchange Commission.   In addition, the forward-looking statements included in this press release represent our views as of October 15, 2007.  We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so.  These forward-looking statements should not be relied upon as representing our views as of any date subsequent to October 15, 2007.

Additional information about ATSC may be found at www.atsva.com.

Contact:

ATS Corporation
Investor Relations
Joann O’Connell, (703) 506-0088

Vice President
or
Public Relations
David Knowles, 301-924-0330 x25

SOURCE: ATS Corporation